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                                                                     Exhibit 5.1


June 26, 1997


SpectraLink Corporation
5755 Central Avenue
Boulder, Colorado 80301


Ladies and Gentlemen:


We are counsel to SpectraLink Corporation, a Delaware corporation (the "Company"), and in such capacity have examined the Company's Registration Statement on Form S-8 (the "Registration Statement"), being filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the offering of a maximum of 1,250,000 shares (the "Shares") of the Company's Common Stock, to be issued pursuant to the Company's Stock Option Plan and Employee Stock Purchase Plan (collectively, the "Plans"). We am familiar with the proceedings undertaken by the Company in connection with the authorization, reservation and registration of the Shares. Additionally, we have examined such questions of law and fact as we have considered necessary or appropriate for purposes of this opinion.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor as contemplated by the Plans, will be validly issued, fully paid and nonassessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement.


                                        Very truly yours,

                                        IRELAND, STAPLETON, PRYOR & PASCOE, P.C.


                                        By: /s/ Mark J. Sather
                                           -------------------------------------
                                            Mark J. Sather, Vice President